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Exhibit 12.1

Young Broadcasting Inc.
Statement of earnings to fixed charges

	Actual 12/31/99	Actual 12/31/00	Actual 12/31/01	Actual 12/31/02	Actual 12/31/03	Actual 3/31/03	Actual 3/31/04
Fixed Charges
Interest Expense and Bond Premium Amortization	62,980,836	95,842,753	112,753,609	93,546,904	66,033,863	16,436,301	17,372,967
Plus: Amortization of Debt Issuance Costs	4,612,634	4,604,438	4,830,807	3,545,494	2,050,736	510,558	630,597
Plus: Interest Portion of Rent Expense	643,200	876,600	724,175	720,000	720,000	180,000	180,000

Total Fixed Charges	68,236,670	101,323,791	118,308,591	97,812,398	68,804,599	17,126,859	18,183,564

Earnings (Loss)
Income (Loss) from Operations	(43,112,944)	(54,729)	(65,195,516)	(62,321,134)	(54,902,846)	(18,451,754)	(21,302,023)
Plus: Fixed Charges	68,236,670	101,323,791	118,308,591	97,812,398	68,804,599	17,126,859	18,183,564
Less: Capitalized Interest

	25,123,726	101,269,062	53,113,075	35,491,264	13,901,753	(1,324,895)	(3,118,459)

Earnings (Deficiency) to Fixed Charges	0.37	0.999	0.45	0.36	0.20	(0.08)	(0.17)

	(43,112,944)	(54,729)	(65,195,516)	(62,321,134)	(54,902,846)	(18,451,754)	(21,302,023)

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  Exhibit 12.1
Young Broadcasting Inc. Statement of earnings to fixed charges